Exhibit 99.1

CONNECTONE BANCORP, INC. REPORTS

THIRD QUARTER 2023 RESULTS;

DECLARES COMMON AND PREFERRED DIVIDENDS

Englewood Cliffs, N.J., October 26, 2023 (GLOBE NEWSWIRE) – ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income available to common stockholders of $19.9 million for the third quarter of 2023, compared to $19.9 million for the second quarter of 2023 and $27.4 million for the third quarter of 2022. Diluted earnings per share were $0.51 for the third quarter of 2023, $0.51 for the second quarter of 2023 and $0.70 for the third quarter of 2022. The decreases in net income available to common stockholders and diluted earnings per share from the third quarter of 2022 were primarily due to a $15.8 million decrease in net interest income and a $3.6 million increase in noninterest expenses, partially offset by an $8.5 million decrease in the provision for credit losses, a $0.2 million increase in noninterest income and a $3.2 million decrease in income tax expense.

Pre-tax, pre-provision net revenue (“PPNR”) as a percentage of average assets was 1.24%, 1.31% and 2.17% for the quarters ending September 30, 2023, June 30, 2023 and September 30, 2022, respectively.

“ConnectOne’s operating performance during the 2023 third quarter reflected a commitment to our deep client relationships resulting in a solid balance sheet with the flexibility to support both new and existing clients,” commented Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer. “Despite challenging market conditions, ConnectOne is poised to withstand the current interest rate cycle and we’re well positioned to opportunistically capitalize on new growth opportunities we see today, as well as those expected upon a return to normalcy. Our robust, readily available liquidity position remains nearly 2.5 times our uninsured deposits, net of collateralized and intercompany subsidiary deposits. Further, our tangible common equity ratio, which continues to be a notable challenge for much of the industry due to rising long-term rates, remains above 9%. This key capital ratio is well above peer averages, demonstrating continued effective management of ConnectOne’s capital and AOCI. Additionally, our credit quality metrics remain sound, reflective of prudent underwriting, strong portfolio oversight and a resilient economy.”

“For the quarter, client deposits (which exclude non-reciprocal brokered deposits) increased modestly while the loan portfolio remained relatively flat sequentially.” Mr. Sorrentino added, “As expected, our net interest margin contracted just slightly, as funding costs are showing signs of leveling out. Nevertheless, fierce deposit competition and the continued migration out of non-interest-bearing deposit demand balances suggest we may experience additional, albeit modest, contraction in our net interest margin near-term.”

“Operationally, we continue to leverage our technological advantages and our culture to drive performance. Further, we’re seizing opportunities to strengthen ConnectOne’s team by adding high-performing talent across the board, including revenue-producing areas, while also optimizing operations, staff count and branch footprint.”

Mr. Sorrentino concluded, “As we approach the fourth quarter and focus on navigating the challenges that lie ahead, I believe ConnectOne is well-positioned to capitalize on opportunities in any environment. We remain one of the industry’s most efficient banks nationwide and, by maintaining our long-standing financial discipline, leveraging our results-oriented client-centric culture and continuing to invest in our valuable franchise, ConnectOne is poised for continued success.”

Dividend Declarations

The Company announced that its Board of Directors declared a quarterly cash dividend on its common stock and declared a cash dividend on its outstanding preferred stock.

A cash dividend on common stock of $0.17 will be paid on December 1, 2023, to common stockholders of record on November 15, 2023. A dividend of $0.328125 per depositary share, representing a 1/40th interest in the Company’s 5.25% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, will also be paid on December 1, 2023 to preferred stockholders of record on November 15, 2023.

Operating Results

Fully taxable equivalent net interest income for the third quarter of 2023 was $63.2 million, a decrease of $1.4 million, or 2.2%, from the second quarter of 2023 due to a 5 basis-point contraction in the net interest margin to 2.76% from 2.81% and a $138.6 million, or 1.5%, decrease in interest-earning assets. The decrease in average interest-earning assets from the second quarter of 2023 was primarily attributable to a decrease in average cash and cash equivalents of $151.3 million, partially offset by an increase in average loans of $19.9 million. Average brokered deposits (excluding reciprocal client balances) declined by $50.9 million, or 5.3%, from the sequential quarter. While the net interest margin benefitted from a 14 basis-point increase in the loan portfolio yield to 5.63%, the average cost of deposits, including noninterest-bearing demand, increased by 26 basis-points to 2.92% from 2.66% in the second quarter of 2023. Contributing to the increased cost of deposits was a $71.9 million, or 5.3%, decline in average noninterest-bearing deposits.

Fully taxable equivalent net interest income for the third quarter of 2023 decreased by $15.6 million, or 19.8%, from the third quarter of 2022. The decrease from the third quarter of 2022 resulted primarily from a 92 basis-point decrease in the net interest margin from 3.68% to 2.76%, partially offset by an increase in interest-earning assets of $0.6 billion. The contraction of the net interest margin for the third quarter of 2023 when compared to the third quarter of 2022 was primarily attributable to a 215 basis-point increase in the average costs of deposits, including noninterest-bearing deposits, partially offset by an 86 basis-point increase in the loan portfolio yield.

Noninterest income was $3.6 million in the third quarter of 2023, $3.4 million in the second quarter of 2023 and $3.3 million in the third quarter of 2022. Included in noninterest income were net losses on equity securities of $0.3 million, $0.2 million, and $0.4 million for the third quarter of 2023, second quarter of 2023 and third quarter of 2022, respectively. Excluding the equity securities losses, adjusted noninterest income was $3.8 million, $3.6 million and $3.7 million for the third quarter of 2023, second quarter of 2023 and third quarter of 2022, respectively. The $0.2 million increase in adjusted noninterest income for the third quarter of 2023 when compared to the second quarter of 2023 was primarily due to an increase in net gains on loans held-for-sale of $0.1 million and an increase in deposit, loan, and other income of $0.1 million. The net gains on loans held-for-sale consisted primarily of Small Business Administration (“SBA”) loans. The $0.1 million increase in adjusted noninterest income for the third of 2023 when compared to the third quarter of 2022 was primarily due to an increase in net gains on loans held-for-sale, primarily SBA, of $0.4 million and an increase in BOLI of $0.1 million, partially offset by a decrease in deposit, loan, and other income of $0.4 million.

Noninterest expenses totaled $35.8 million for the third quarter of 2023, $35.5 million for the second quarter of 2023 and $32.1 million for the third quarter of 2022. Noninterest expenses increased by $0.3 million from the second quarter of 2023 and was primarily attributable to increases in employee benefit expense accruals of $0.5 million, FDIC insurance expense of $0.1 million and occupancy and equipment of $0.1 million, partially offset by decreases in information technology and communications of $0.2 million, professional and consulting of $0.1 million and other expenses of $0.1 million. The increase in noninterest expenses of $3.6 million from the third quarter of 2022 was primarily attributable to increases in salaries and employee benefits of $1.4 million, FDIC insurance of $1.1 million, information technology and communications of $0.7 million, other expenses of $0.4 million, occupancy and equipment of $0.1 million and marketing and advertising of $0.1 million, partially offset by decreases in professional and consulting of $0.1 million and amortization of core deposit intangibles of $0.1 million. The increase in salaries and employee benefits from the third quarter of 2022 was primarily attributable to increased staff in both the revenue and back-office areas of the Bank as well as company-wide base salary increases. The increase in FDIC insurance expense when compared to the third quarter of 2022 is primarily attributable to balance sheet growth and a two-basis point increase in the Bank’s initial base rate. The increase in information technology and communications when compared to the third quarter of 2022 is primarily attributable to additional investments in technology, equipment, and software.

Income tax expense was $7.2 million for the third quarter of 2023, $7.4 million for the second quarter of 2023 and $10.4 million for the third quarter of 2022. The effective tax rates for the third quarter of 2023, second quarter of 2023 and third quarter of 2022 were 25.2%, 25.8% and 26.5%, respectively. The decrease in the effective tax rate when compared to the second quarter of 2023 and third quarter of 2022 is largely attributable to lower taxable income.

Asset Quality

The provision for credit losses was $1.5 million for the third quarter of 2023, $3.0 million for the second quarter of 2023 and $10.0 million for the third quarter of 2022. The decrease in the provision for credit losses during the third quarter of 2023 when compared to the second quarter of 2023 was primarily attributable to lower specific reserves. The decrease in provision for credit losses during the third quarter of 2023 when compared to the third quarter of 2022 was primarily attributable to changes in forecasted macroeconomic conditions.

Nonperforming assets, which include nonaccrual loans and other real estate owned, were $56.1 million as of September 30, 2023, $44.7 million as of December 31, 2022 and $57.7 million as of September 30, 2022. Nonaccrual loans were $56.1 million as of September 30, 2023, $44.5 million as of December 31, 2022 and $57.5 million as of September 30, 2022. Nonperforming assets as a percentage of total assets were 0.58% as of September 30, 2023, 0.46% as of December 31, 2022 and 0.61% as of September 30, 2022. The ratio of nonaccrual loans to loans receivable was 0.69%, 0.55% and 0.73%, as of September 30, 2023, December 31, 2022 and September 30, 2022, respectively. Loans delinquent 30-89 days as a percentage of loans receivable were 0.04%, 0.02% and 0.01% as of September 30, 2023, December 31, 2022 and September 30, 2022, respectively. The annualized net loan charge-offs ratio was 0.12% for the third quarter of 2023, 0.22% for the fourth quarter of 2022 and 0.02% for the third quarter of 2022. The allowance for credit losses represented 1.08%, 1.12%, and 1.16% of loans receivable as of September 30, 2023, December 31, 2022 and September 30, 2022, respectively. The allowance for credit losses as a percentage of nonaccrual loans was 157.4% as of September 30, 2023, 203.6% as of December 31, 2022 and 159.7% as of September 30, 2022.

Selected Balance Sheet Items

The Company’s total assets were $9.7 billion as of September 30, 2023, an increase of $34 million from December 31, 2022.  The increase in total assets was primarily due to an increase in loans receivable of $81 million, partially offset by decreases in investment securities of $53 million. Loans receivable was $8.2 billion as of September 30, 2023 and $8.1 billion as of December 31, 2022. Total deposits were $7.4 billion, an increase of $82 million from December 31, 2022.

The Company’s total stockholders’ equity was $1.2 billion as of September 30, 2023, an increase of $9 million from December 31, 2022. The increase was primarily attributable to an increase in retained earnings of $44 million, partially offset by an increase in accumulated other comprehensive losses of $21 million and an increase in treasury stock of $15 million. The increase in accumulated other comprehensive losses during the third quarter of 2023 resulted from higher interest rates. As of September 30, 2023, the Company’s tangible common equity ratio and tangible book value per share were 9.11% and $22.34, respectively, improved from 9.04% and $21.71, respectively, as of December 31, 2022. Total goodwill and other intangible assets were $214.6 million as of September 30, 2023, and $215.7 million as of December 31, 2022.

Share Repurchase Program

During the third quarter of 2023, the Company repurchased 316,789 shares of common stock at an average price of $19.45, leaving approximately 1.0 million shares authorized for repurchase under the current Board approved repurchase program. The Company may repurchase shares from time-to-time in the open market, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission and applicable federal securities laws. The share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and the plan may be modified or suspended at any time at the Company's discretion.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Third Quarter 2023 Results Conference Call

Management will also host a conference call and audio webcast at 10:00 a.m. ET on October 26, 2023 to review the Company's financial performance and operating results. The conference call dial-in number is 1-646-307-1583, access code 9727224. Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Thursday, October 26, 2023 and ending on Thursday, November 2, 2023 by dialing 1-647-362-9199, access code 9727224. An online archive of the webcast will be available following the completion of the conference call at https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and the Bank’s fintech subsidiary, BoeFly, Inc. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses. BoeFly, Inc. is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, as supplemented by the Company’s subsequent filings with the U.S. Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the COVID-19 pandemic on the Company, its employees and operations, and its customers. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns

Senior Executive Vice President & CFO

201.816.4474: bburns@cnob.com

Media Contact:

Shannan Weeks

MWW

732.299.7890: sweeks@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	September 30,	December 31,	September 30,
	2023	2022	2022
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$56,170	$61,629	$58,852
Interest-bearing deposits with banks	197,128	206,686	274,992
Cash and cash equivalents	253,298	268,315	333,844

Investment securities	581,867	634,884	623,629
Equity securities	17,677	15,811	15,563

Loans held-for-sale	-	13,772	8,080

Loans receivable	8,181,109	8,099,689	7,900,450
Less: Allowance for credit losses - loans	88,230	90,513	91,717
Net loans receivable	8,092,879	8,009,176	7,808,733

Investment in restricted stock, at cost	49,387	46,604	45,324
Bank premises and equipment, net	28,432	27,800	28,519
Accrued interest receivable	46,795	46,062	38,940
Bank owned life insurance	236,009	231,328	229,800
Right of use operating lease assets	11,229	10,179	10,196
Other real estate owned	-	264	264
Goodwill	208,372	208,372	208,372
Core deposit intangibles	6,222	7,312	7,721
Other assets	146,718	125,069	119,267
Total assets	$9,678,885	$9,644,948	$9,478,252

LIABILITIES
Deposits:
Noninterest-bearing	$1,224,125	$1,501,614	$1,665,658
Interest-bearing	6,214,370	5,855,008	5,644,852
Total deposits	7,438,495	7,356,622	7,310,510
Borrowings	887,590	857,622	829,953
Subordinated debentures, net	79,313	153,255	153,179
Operating lease liabilities	12,424	11,397	11,454
Other liabilities	72,909	87,301	24,861
Total liabilities	8,490,731	8,466,197	8,329,957

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock	110,927	110,927	110,927
Common stock	586,946	586,946	586,946
Additional paid-in capital	32,027	30,126	28,756
Retained earnings	579,776	535,915	510,957
Treasury stock	(68,108)	(52,799)	(52,799)
Accumulated other comprehensive loss	(53,414)	(32,364)	(36,492)
Total stockholders' equity	1,188,154	1,178,751	1,148,295
Total liabilities and stockholders' equity	$9,678,885	$9,644,948	$9,478,252

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	09/30/23	09/30/22	09/30/23	09/30/22
Interest income
Interest and fees on loans	$115,405	$90,731	$333,356	$248,041
Interest and dividends on investment securities:
Taxable	4,128	4,063	12,386	8,487
Tax-exempt	1,136	1,083	3,475	2,708
Dividends	907	438	2,750	943
Interest on federal funds sold and other short-term investments	2,110	665	9,141	1,098
Total interest income	123,686	96,980	361,108	261,277
Interest expense
Deposits	56,043	13,299	146,844	24,018
Borrowings	5,286	5,520	20,980	13,149
Total interest expense	61,329	18,819	167,824	37,167

Net interest income	62,357	78,161	193,284	224,110
Provision for credit losses	1,500	10,000	5,500	14,450
Net interest income after provision for credit losses	60,857	68,161	187,784	209,660

Noninterest income
Deposit, loan and other income	1,605	1,969	4,553	5,578
Income on bank owned life insurance	1,597	1,521	4,681	4,069
Net gains on sale of loans held-for-sale	633	262	1,232	1,519
Net losses on equity securities	(273)	(430)	(674)	(1,431)
Total noninterest income	3,562	3,322	9,792	9,735

Noninterest expenses
Salaries and employee benefits	22,251	20,882	66,213	59,041
Occupancy and equipment	2,738	2,600	8,176	7,262
FDIC insurance	1,800	720	4,465	2,051
Professional and consulting	1,834	1,980	5,960	5,896
Marketing and advertising	554	461	1,642	1,238
Information technology and communications	3,487	2,747	10,192	8,414
Amortization of core deposit intangible	347	409	1,090	1,276
Increase in value of acquisition price	-	-	-	1,516
Other expenses	2,773	2,344	8,366	6,382
Total noninterest expenses	35,784	32,143	106,104	93,076

Income before income tax expense	28,635	39,340	91,472	126,319
Income tax expense	7,228	10,425	23,742	33,665
Net income	21,407	28,915	67,730	92,654
Preferred dividends	1,509	1,509	4,527	4,527
Net income available to common stockholders	$19,898	$27,406	$63,203	$88,127
Earnings per common share:
Basic	$0.51	$0.70	$1.62	$2.24
Diluted	0.51	0.70	1.61	2.23

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2023	2023	2023	2022	2022
	(dollars in thousands)
Selected Financial Data
Total assets	$9,678,885	$9,723,963	$9,960,467	$9,644,948	$9,478,252
Loans receivable:
Commercial	$1,454,607	$1,451,400	$1,392,565	$1,443,942	$1,392,037
Paycheck Protection Program ("PPP") loans	9,872	10,845	11,300	11,374	11,458
Commercial real estate	3,288,704	3,237,559	3,245,990	3,170,760	3,087,354
Multifamily	2,559,927	2,604,230	2,600,251	2,641,886	2,624,726
Commercial construction	622,748	596,362	630,469	574,139	537,323
Residential	251,416	254,405	259,166	264,748	256,085
Consumer	936	1,416	1,435	2,312	1,030
Gross loans	8,188,210	8,156,217	8,141,176	8,109,161	7,910,013
Unearned net origination fees	(7,101)	(7,677)	(9,057)	(9,472)	(9,563)
Loans receivable	8,181,109	8,148,540	8,132,119	8,099,689	7,900,450
Loans held-for-sale	-	1,089	11,197	13,772	8,080
Total loans	$8,181,109	$8,149,629	$8,143,316	$8,113,461	$7,908,530

Investment and equity securities	$599,544	$630,769	$647,026	$650,695	$639,192
Goodwill and other intangible assets	214,594	214,941	215,312	215,684	216,093
Deposits:
Noninterest-bearing demand	$1,224,125	$1,356,293	$1,345,265	$1,501,614	$1,665,658
Time deposits	2,522,210	2,621,148	2,706,662	2,394,190	1,921,235
Other interest-bearing deposits	3,692,160	3,560,856	3,701,249	3,460,818	3,723,617
Total deposits	$7,438,495	$7,538,297	$7,753,176	$7,356,622	$7,310,510

Borrowings	$887,590	$827,601	$852,611	$857,622	$829,953
Subordinated debentures, net	79,313	79,187	79,060	153,255	153,179
Total stockholders' equity	1,188,154	1,199,397	1,190,970	1,178,751	1,148,295

Quarterly Average Balances
Total assets	$9,625,625	$9,765,582	$9,700,530	$9,490,477	$9,030,589
Loans receivable:
Commercial (including PPP loans)	$1,471,006	$1,427,153	$1,442,180	$1,456,247	$1,342,868
Commercial real estate (including multifamily)	5,821,794	5,847,147	5,813,388	5,758,594	5,455,714
Commercial construction	625,640	611,492	606,214	558,086	537,073
Residential	253,114	256,924	261,560	261,969	251,338
Consumer	4,972	6,733	3,894	4,630	2,361
Gross loans	8,176,526	8,149,449	8,127,236	8,039,526	7,589,354
Unearned net origination fees	(7,387)	(8,591)	(9,664)	(9,666)	(9,178)
Loans receivable	8,169,139	8,140,858	8,117,572	8,029,860	7,580,176
Loans held-for-sale	171	8,516	13,463	7,933	2,195
Total loans	$8,169,310	$8,149,374	$8,131,035	$8,037,793	$7,582,371

Investment and equity securities	$628,429	$642,915	$649,744	$650,479	$687,291
Goodwill and other intangible assets	214,822	215,182	215,556	215,951	216,360
Deposits:
Noninterest-bearing demand	$1,275,325	$1,347,268	$1,451,654	$1,610,044	$1,682,135
Time deposits	2,606,122	2,658,673	2,357,332	2,035,362	1,525,076
Other interest-bearing deposits	3,723,561	3,640,939	3,565,904	3,558,881	3,686,520
Total deposits	$7,605,008	$7,646,880	$7,374,890	$7,204,287	$6,893,731

Borrowings	$651,112	$756,303	$941,266	$913,960	$772,561
Subordinated debentures, net	79,230	79,104	103,637	153,205	153,129
Total stockholders' equity	1,202,647	1,197,043	1,191,216	1,165,588	1,160,448

	Three Months Ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2023	2023	2023	2022	2022
	(dollars in thousands, except for per share data)
Net interest income	$62,357	$63,843	$67,084	$78,009	$78,161
Provision for credit losses	1,500	3,000	1,000	3,300	10,000
Net interest income after provision for credit losses	60,857	60,843	66,084	74,709	68,161
Noninterest income
Deposit, loan and other income	1,605	1,545	1,403	1,894	1,969
Income on bank owned life insurance	1,597	1,553	1,531	1,528	1,521
Net gains on sale of loans held-for-sale	633	550	49	176	262
Net losses on equity securities	(273)	(210)	(191)	(90)	(430)
Total noninterest income	3,562	3,438	2,792	3,508	3,322
Noninterest expenses
Salaries and employee benefits	22,251	21,726	22,236	21,676	20,882
Occupancy and equipment	2,738	2,677	2,761	2,603	2,600
FDIC insurance	1,800	1,715	950	830	720
Professional and consulting	1,834	1,932	2,194	2,157	1,980
Marketing and advertising	554	556	532	454	461
Information technology and communications	3,487	3,644	3,061	2,694	2,747
Amortization of core deposit intangible	347	371	372	409	409
Other expenses	2,773	2,829	2,764	2,489	2,344
Total noninterest expenses	35,784	35,450	34,870	33,312	32,143

Income before income tax expense	28,635	28,831	34,006	44,905	39,340
Income tax expense	7,228	7,437	9,077	12,348	10,425
Net income	$21,407	$21,394	$24,929	$32,557	$28,915
Preferred dividends	1,509	1,509	1,509	1,510	1,509
Net income available to common stockholders	$19,898	$19,885	$23,420	$31,047	$27,406

Weighted average diluted common shares outstanding	38,829,681	39,016,839	39,300,733	39,378,137	39,338,943
Diluted EPS	$0.51	$0.51	$0.59	$0.79	$0.70

Reconciliation of GAAP Earnings to Pre-tax and Pre-provision Net Revenue
Net income	$21,407	$21,394	$24,929	$32,557	$28,915
Income tax expense	7,228	7,437	9,077	12,348	10,425
Provision for credit losses	1,500	3,000	1,000	3,300	10,000
Pre-tax and pre-provision net revenue	$30,135	$31,831	$35,006	$48,205	$49,340

Return on Assets Measures
Average assets	$9,625,625	$9,765,582	$9,700,530	$9,490,477	$9,030,589
Return on avg. assets	0.88%	0.88%	1.04%	1.36%	1.27%
Return on avg. assets (pre-tax and pre-provision)	1.24	1.31	1.46	2.02	2.17

	Three Months Ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2023	2023	2023	2022	2022
Return on Equity Measures	(dollars in thousands)
Average stockholders' equity	$1,202,647	$1,197,043	$1,191,216	$1,165,588	$1,160,448
Less: average preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Average common equity	$1,091,720	$1,086,116	$1,080,289	$1,054,661	$1,049,521
Less: average intangible assets	(214,822)	(215,182)	(215,556)	(215,951)	(216,360)
Average tangible common equity	$876,898	$870,934	$864,733	$838,710	$833,161

Return on avg. common equity (GAAP)	7.23%	7.34%	8.79%	11.68%	10.36%
Return on avg. tangible common equity ("TCE") (non-GAAP) (1)	9.11	9.28	11.11	14.82	13.19
Return on avg. tangible common equity (pre-tax and pre-provision)	13.74	14.78	16.54	22.94	23.63

Efficiency Measures
Total noninterest expenses	$35,784	$35,450	$34,870	$33,312	$32,143
Amortization of core deposit intangibles	(347)	(371)	(372)	(409)	(409)
Operating noninterest expense	$35,437	$35,079	$34,498	$32,903	$31,734

Net interest income (tax equivalent basis)	$63,208	$64,627	$67,828	$78,773	$78,850
Noninterest income	3,562	3,438	2,792	3,508	3,322
Net losses on equity securities	273	210	191	90	430
Operating revenue	$67,043	$68,275	$70,811	$82,371	$82,602

Operating efficiency ratio (non-GAAP) (2)	52.9%	51.4%	48.7%	39.9%	38.4%

Net Interest Margin
Average interest-earning assets	$9,089,431	$9,228,079	$9,174,167	$8,972,063	$8,500,316

Net interest income (tax equivalent basis)	$63,208	$64,627	$67,828	$78,773	$78,850
Impact of purchase accounting fair value marks	(419)	(575)	(839)	(837)	(885)
Adjusted net interest income (tax equivalent basis)	$62,789	$64,052	$66,989	$77,936	$77,965

Net interest margin (GAAP)	2.76%	2.81%	3.00%	3.48%	3.68%
Adjusted net interest margin (non-GAAP) (3)	2.74	2.78	2.96	3.45	3.64

(1) Earnings available to common stockholders excluding amortization of intangible assets divided by average tangible common equity.
(2) Operating noninterest expense divided by operating revenue.
(3) Adjusted net interest margin excludes impact of purchase accounting fair value marks.

	As of
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2023	2023	2023	2022	2022
	(dollars in thousands, except for per share data)
Capital Ratios and Book Value per Share
Stockholders equity	$1,188,154	$1,199,397	$1,190,970	$1,178,751	$1,148,295
Less: preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Common equity	$1,077,227	$1,088,470	$1,080,043	$1,067,824	$1,037,368
Less: intangible assets	(214,594)	(214,941)	(215,312)	(215,684)	(216,093)
Tangible common equity	$862,633	$873,529	$864,731	$852,140	$821,275

Total assets	$9,678,885	$9,723,963	$9,960,467	$9,644,948	$9,478,252
Less: intangible assets	(214,594)	(214,941)	(215,312)	(215,684)	(216,093)
Tangible assets	$9,464,291	$9,509,022	$9,745,155	$9,429,264	$9,262,159

Common shares outstanding	38,621,970	38,966,652	39,179,051	39,243,123	39,243,123

Common equity ratio (GAAP)	11.13%	11.19%	10.84%	11.07%	10.94%
Tangible common equity ratio (non-GAAP) (4)	9.11	9.19	8.87	9.04	8.87

Regulatory capital ratios (Bancorp):
Leverage ratio	10.86%	10.62%	10.60%	10.68%	10.95%
Common equity Tier 1 risk-based ratio	10.64	10.55	10.55	10.30	10.20
Risk-based Tier 1 capital ratio	11.98	11.90	11.92	11.66	11.58
Risk-based total capital ratio	13.90	13.83	13.85	14.45	14.45

Regulatory capital ratios (Bank):
Leverage ratio	11.23%	10.95%	10.62%	10.64%	10.91%
Common equity Tier 1 risk-based ratio	12.38	12.26	11.93	11.60	11.53
Risk-based Tier 1 capital ratio	12.38	12.26	11.93	11.60	11.53
Risk-based total capital ratio	13.43	13.33	13.28	13.02	13.00

Book value per share (GAAP)	$27.89	$27.93	$27.57	$27.21	$26.43
Tangible book value per share (non-GAAP) (5)	22.34	22.42	22.07	21.71	20.93

Net Loan (Recoveries) Charge-Off Detail
Net loan charge-offs (recoveries):
Charge-offs	$2,487	$1,118	$4,484	$4,456	$413
Recoveries	(8)	(76)	(1)	-	(53)
Net loan charge-offs (recoveries)	$2,479	$1,042	$4,483	$4,456	$360
Net loan charge-offs (recoveries) as a % of average loans receivable (annualized)	0.12%	0.05%	0.22%	0.22%	0.02%

Asset Quality
Nonaccrual loans	$56,059	$51,496	$47,667	$44,454	$57,447
OREO	-	-	-	264	264
Nonperforming assets	$56,059	$51,496	$47,667	$44,718	$57,711

Allowance for credit losses - loans ("ACL")	88,230	89,205	87,002	90,513	91,717

Loans receivable	$8,181,109	$8,148,540	$8,132,119	$8,099,689	$7,900,450
Less: PPP loans	9,872	10,845	11,300	11,374	11,458
Loans receivable (excluding PPP loans)	$8,171,237	$8,137,695	$8,120,819	$8,088,315	$7,888,992

Nonaccrual loans as a % of loans receivable	0.69%	0.63%	0.59%	0.55%	0.73%
Nonperforming assets as a % of total assets	0.58	0.53	0.48	0.46	0.61
ACL as a % of loans receivable	1.08	1.09	1.07	1.12	1.16
ACL as a % of nonaccrual loans	157.4	173.2	182.5	203.6	159.7

(4) Tangible common equity divided by tangible assets.
(5) Tangible common equity divided by common shares outstanding at period-end.

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)

	For the Quarter Ended
	September 30, 2023			June 30, 2023			September 30, 2022
	Average			Average			Average
	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Interest-earning assets:
Investment securities (1) (2)	$723,408	$5,566	3.05%	$726,315	$5,607	3.10%	$740,394	$5,434	2.91%
Loans receivable and loans held-for-sale (2) (3) (4)	8,169,310	115,954	5.63	8,149,374	111,501	5.49	7,582,371	91,132	4.77
Federal funds sold and interest- bearing deposits with banks	158,155	2,110	5.29	309,458	4,056	5.26	135,331	665	1.95
Restricted investment in bank stock	38,558	907	9.33	42,932	945	8.83	42,220	438	4.12
Total interest-earning assets	$9,089,431	124,537	5.44	$9,228,079	122,109	5.31	8,500,316	97,669	4.56
Allowance for loan losses	(89,966)			(87,473)			(84,307)
Noninterest-earning assets	626,160			624,976			614,580
Total assets	$9,625,625			$9,765,582			$9,030,589

Interest-bearing liabilities:
Time deposits	2,606,122	25,437	3.87	2,658,673	23,778	3.59	$1,525,076	5,396	1.40
Other interest-bearing deposits	3,723,561	30,606	3.26	3,640,939	26,936	2.97	3,686,520	7,903	0.85
Total interest-bearing deposits	6,329,683	56,043	3.51	6,299,612	50,714	3.23	5,211,596	13,299	1.01

Borrowings	651,112	3,950	2.41	756,303	5,438	2.88	772,561	3,297	1.69
Subordinated debentures, net	79,230	1,312	6.57	79,104	1,306	6.62	153,129	2,196	5.69
Finance lease	1,603	24	5.94	1,658	24	5.81	1,813	27	5.91
Total interest-bearing liabilities	7,061,628	61,329	3.45	7,136,677	57,482	3.23	6,139,099	18,819	1.22

Noninterest-bearing demand deposits	1,275,325			1,347,268			1,682,135
Other liabilities	86,025			84,594			48,907
Total noninterest-bearing liabilities	1,361,350			1,431,862			1,731,042
Stockholders' equity	1,202,647			1,197,043			1,160,448
Total liabilities and stockholders' equity	$9,625,625			$9,765,582			$9,030,589

Net interest income (tax equivalent basis)		63,208			64,627			78,850
Net interest spread (5)			1.99%			2.08%			3.34%

Net interest margin (6)			2.76%			2.81%			3.68%

Tax equivalent adjustment		(851)			(784)			(689)
Net interest income		$62,357			$63,843			$78,161

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 21% federal tax rate.
(3) Includes loan fee income.
(4) Loans include nonaccrual loans.
(5) Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.
(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7) Rates are annualized.